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                                                                      Exhibit 11

                        Computation of Per Share Earnings
                     (In thousands except per share amounts)

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
                                                    December 3,   November 27,   November 28,
                                                       1995          1994           1993
                                                    -----------   ------------   ------------
Income before cumulative effect of
   accounting change                                 $15,335        $17,197        $14,928

Cumulative effect of change in
   accounting for income taxes                            --            795             --
                                                     -------        -------        -------
Net income                                           $15,335        $17,992        $14,928
                                                     =======        =======        =======
Primary per share earnings
--------------------------

Average number of common shares
   outstanding                                        16,003         16,102         16,107

Add - common equivalent shares
   representing shares issuable
   upon exercise of stock options
   and stock grants                                      161            194            146
                                                     -------        -------        -------
Average shares used to calculate
   primary per share earnings                         16,164         16,296         16,253
                                                     =======        =======        =======
Primary per share earnings before
   change in accounting for income
   taxes                                               $0.95          $1.06          $0.92

Cumulative effect of change in
   accounting for income taxes                            --           0.05             --
                                                     -------        -------        -------
Net primary per share earnings                         $0.95          $1.11          $0.92
                                                     =======        =======        =======
Fully diluted per share earnings
--------------------------------

Average number of common shares
   outstanding                                        16,003         16,102         16,107

Add - common equivalent shares
   representing shares issuable
   upon exercise of stock options
   and stock grants                                      172            216            167
                                                     -------        -------        -------
Average shares used to calculate
   fully diluted per share earnings                   16,175         16,318         16,274
                                                     =======        =======        =======
Fully diluted per share earnings
   before change in accounting for
   income taxes                                        $0.95          $1.05          $0.92

Cumulative effect of change in
   accounting for income taxes                            --           0.05             --
                                                     -------        -------        -------
Net fully diluted per share earnings                   $0.95          $1.10          $0.92
                                                     =======        =======        =======
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